Exhibit 10.1

Execution Version

DEVELOPMENT FUNDING AGREEMENT

This Development Funding Agreement (“Agreement”), made effective as of October 30, 2020 (the “Agreement Effective Date”), is by and between Stealth Bio Therapeutics Corp, a Cayman Islands exempted company with registered number 165223, (“Stealth”), Morningside Venture (I) Investments Limited (“Morningside”) and the investors listed on Schedule 1 attached to this Agreement (together with Morningside, the “Investors”).  The parties hereto may each be referred to herein individually as a “Party” and collectively, the “Parties”.

WHEREAS, Stealth has rights to the Product (defined below) and has requested that the Investors provide financing for Stealth’s continued development of the Product for the Designated Indications (defined below); and

WHEREAS, the Investors desire to provide financing for the development of the Product on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS

1.1Defined Terms.  Initially capitalized terms will have the meaning ascribed to such terms in this Agreement, including the following terms which will have the following respective meanings:

1.1.1“AAA” has the meaning ascribed to such term in Section 2.11.

1.1.2“Additional Funding” has the meaning ascribed to such term in Section 3.3.

1.1.3“Additional Investor” has the meaning ascribed to such term in Section 3.2.2.

1.1.4“ADSs” has the meaning ascribed to such term in Section 1.1.34.

1.1.5“Adverse Patent Impact” has the meaning ascribed to such term in Section 10.2.7.

1.1.6“Affiliate” means, with respect to a Person, a business entity under common control with, or controlling or controlled by, such Person, with “control” meaning direct or indirect ownership of fifty percent (50%) or more of the voting interest in the applicable Person, and in the case of a partnership, control of the general partner.  Notwithstanding anything to the contrary contained herein, Stealth and Morningside shall not be Affiliates of each other.

1.1.7“Agreement” has the meaning ascribed to such term in the Preamble.

1.1.8“Agreement Effective Date” has the meaning ascribed to such term in the Preamble.

1.1.9“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.1.10“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines, or other requirements of any Governmental Authorities (including any Regulatory Authorities), to the extent legally binding, that may be in effect from time to time in any country or regulatory jurisdiction of the Territory.  For clarity, Applicable Laws will include the FFDCA, the Anti-Corruption Laws, and all laws, regulations and legally binding guidelines applicable to the Trials, including good clinical practices, good laboratory practices, good manufacturing practices and the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use guidelines.

1.1.11“BTHS” has the meaning ascribed to such term in Section 1.1.27.

1.1.12“Business Day” means a day that is not a Saturday, Sunday or a US federal holiday.

1.1.13“Buyout Amount” means an amount (a) for purposes of the buyout election contained in Section 2.11, such that payment of the Buyout Amount on the date of the Buyout Payment would create an XIRR (calculated in accordance with Section 4.2.3 hereof) on the total Fundings of 27% for each Investor over the term of the Success Payment Schedule (it being understood and agreed that such calculation may need to be made on an Investor-by-Investor basis to account for variations in the amount and timing of the Fundings received hereunder such that the Success Payments to each Investor may vary on the basis of both the amount and timing of such Investor’s Funding(s)), and (b) for purposes of the buyout election contained in Section 4.8, equal to all future, unpaid Success Payments (other than any then past-due Success Payments, which shall remain immediately due and payable) payable pursuant to Section 4.1.

1.1.14“Buyout Payment” means a one-time cash payment made by Stealth in lieu of all future, unpaid Success Payments (other than any then past-due Success Payments, which shall remain immediately due and payable) payable pursuant to Section 4.1, in an amount equal to the applicable Buyout Amount, in each case pursuant to the buyout election contained in either Section 2.11 or Section 4.8.

1.1.15“Change of Control” means, with respect to Stealth, (a) a merger, reorganization or consolidation with a Third Party which results in the voting securities of Stealth outstanding immediately prior thereto ceasing to represent, or being converted into or exchanged for voting securities that do not represent, at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or the parent corporation of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction in which a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Stealth, other than through the issuance of voting securities or shares for financing purposes to one or more venture capital funds, pension funds, investment funds, commercial or investment banks, insurance companies, or similar financial institutions, in each case that is not then a controlled Affiliate of a company engaged in the development and/or commercialization of pharmaceutical or biotechnology products; or (c) the sale or other transfer of all or substantially all of Stealth’s business or assets relating to the Product for use in the treatment of the Designated Indications.

1.1.16“Claim” has the meaning ascribed to such term in Section 8.1.

1.1.17“CMO” means contract manufacturing organization.

1.1.18“Commercialization” or “Commercialize” means the commercial manufacture, marketing, promotion, sale and/or distribution of the Product.  For clarity, Commercialization excludes all activities associated with development and seeking Regulatory Approval for the Product.

1.1.19“Commercially Reasonable Efforts” means with respect to the performance of activities under this Agreement by Stealth: reasonable, diligent, good-faith efforts to accomplish such objective as Stealth would normally use (which efforts will be no less than industry standards for companies of comparable size as that of Stealth) to accomplish a similar objective under similar circumstances for compounds or products owned by Stealth, or to which it has rights, at similar stages in development or product life, and having similar commercial potential.

1.1.20“Common Approval” means Regulatory Approval in dAMD.

1.1.21“Confidential Information” means all information and materials provided and/or disclosed (including in written form, electronic form or otherwise) by, or on behalf of, a Disclosing Party or its Affiliates, agents or representatives to the Receiving Party, its Affiliates, agents or representatives in connection with this Agreement, including, technical, scientific, regulatory and other information, results, knowledge, techniques, data, analyses, inventions, invention disclosures, plans, processes, methods, know-how, ideas, concepts, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, formulae, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data and descriptions, as well as the terms and conditions of this Agreement which terms and conditions shall be deemed to be both Investor Confidential Information and Stealth Confidential Information.  For clarity, Confidential Information includes Investor Confidential Information and Stealth Confidential Information.

1.1.22“Control” or “Controlled” means (a) for Intellectual Property, a Party’s ability to grant applicable licenses, sublicenses and/or other rights thereunder and (b) for materials and documents, a Party’s ability to provide, or provide access to, such materials and/or documents, each without violating any contractual obligations to a Third Party.  For clarity, if a Party only can grant a license or sublicense and/or provide rights and/or access of limited scope, for a specific purpose or under certain conditions due to an encumbrance, “Control” or “Controlled” will be construed to so limit such license, sublicense, provision of rights and/or access.

1.1.23“CRO” means contract research organization.

1.1.24“CTA” means a clinical trial application submitted to a Regulatory Authority, including an investigational new drug applications submitted to FDA, the submission of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in an applicable jurisdiction.

1.1.25“dAMD” has the meaning ascribed to such term in Section 1.1.27.

1.1.26 “Designated European Countries” means Germany, France, Italy, and Spain.

1.1.27“Designated Indications” means Barth syndrome (“BTHS”), geographic atrophy associated with dry age-related macular degeneration (“dAMD”), Friedreich’s ataxia (“FRDA”), Duchenne’s cardiomyopathy (“DMDC”), primary mitochondrial myopathy associated with nuclear gene mutations (“PMM”), and Leber’s Hereditary Optic Neuropathy (“LHON”).

1.1.28“Development Program” means the clinical and regulatory development program to be designed and undertaken by Stealth to develop the Product for the Designated Indications.

1.1.29“Development Term” means the period commencing on the Agreement Effective Date and ending on the earlier of (a) the first Regulatory Approval of the Product in the Territory or (b) the effective date of termination of this Agreement pursuant to Article 10.

1.1.30“Disclosing Party” has the meaning ascribed to such term in Section 6.1.

1.1.31“DMDC” has the meaning ascribed to such term in Section 1.1.27.

1.1.32“EMA” means the European Medicines Agency or any successor agency thereto; provided that, if Stealth in its sole discretion elects to seek Regulatory Approval from a local Regulatory Authority in any Designated European Country, references in this Agreement to “EMA” shall be deemed to include references to such local Regulatory Authority, it being acknowledged that Stealth does not have any obligation under this Agreement, to seek Regulatory Approval in any Designated European Country from any Regulatory Authority other than the European Medicines Agency.

1.1.33“Excluded Licensing Transaction” means a license or sublicense granted to an academic collaborator, service provider, contract research organization, contract manufacturer or similar Third Party that does not grant to such Third Party any right to Commercialize a Product (other than, in the case of a CMO, the right to commercially manufacture a Product (or any component thereof) on behalf of Stealth or its Affiliates, without any other right to Commercialize a Product).

1.1.34“Exercise Price” with respect to each Investor, means 115% of the implied price of Stealth’s Ordinary Shares on the date of issuance of the Warrant based upon the price of Stealth’s American Depository Shares (“ADSs”) as listed on the Nasdaq Global Market, calculated per the following formula: exercise price equals (x) 115% of the closing price of the ADSs on the Nasdaq Global Market on the date of grant divided by the ADS ratio as set pursuant to the Registration Statement on Form F-6 as filed by Stealth with the Securities Exchange Commission, rounded up to the nearest penny (which ratio, as of the date of this Agreement is 12).

1.1.35“FDA” means the US Food and Drug Administration and any successor agency thereto.

1.1.36“First Readjustment Date” has the meaning ascribed to such term in Section 4.2.2.

1.1.37“FFDCA” means the US Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations, requirements and guidances promulgated or issued thereunder (including all additions, supplements, extensions and modifications thereto).

1.1.38“FRDA” has the meaning ascribed to such term in Section 1.1.27.

1.1.39“Funding” or “Fundings” has the meaning ascribed to such terms in Section 3.2.1.

1.1.40“Governmental Authority” means any supranational, federal, national, state or local court, agency, authority, department, regulatory body or other governmental instrumentality.

1.1.41 “Hercules Loan Agreement” means that certain Loan and Security Agreement dated as of June 30, 2017, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 12, 2018, that certain Second Amendment to Loan and Security Agreement dated as of July 26, 2018, that certain Third Amendment to Loan and Security Agreement dated as of October 10, 2018, that certain Fourth Amendment to Loan and security Agreement dated as of March 29, 2019, in each case, by and among Borrower, Hercules Capital, Inc., as administrative agent and collateral agent (the “Senior Agent”), and the Lenders from time to time party thereto, as the same may be further amended from time to time in accordance with the Subordination Agreement.

1.1.42“Indemnification Claim Notice” has the meaning ascribed to such term in Section 8.2.

1.1.43“Indemnified Party” has the meaning ascribed to such term in Section 8.2.

1.1.44“Initial Investor” has the meaning ascribed to such term in Section 3.2.1.

1.1.45“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all US and foreign, (a) Patents; (b) trademarks; (c) copyrights; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (f) rights of publicity, privacy, and rights to personal information; (g) all rights in the foregoing and in other similar intangible assets; and (h) all applications and registrations for the foregoing.

1.1.46“Investors” has the meaning ascribed to such term in the Preamble.

1.1.47 “Investor Commitment Amount” means, with respect to each Investor, the aggregate amount of funding set forth opposite such Investor’s name on Schedule 1, as the same may be updated from time to time pursuant to the terms of this Agreement.

1.1.48“Investor Confidential Information” means all Confidential Information provided and/or disclosed by, or on behalf of, any Investor or its Affiliates, agents or representatives to Stealth or its Affiliates, agents or representatives hereunder.

1.1.49“Investor Effective Date” means, with respect to each Investor, the date upon which such Investor becomes a party to this Agreement and the Subordination Agreement pursuant to Section 3.2.2.

1.1.50“Investor Indemnified Parties” has the meaning ascribed to such term in Section 8.1.

1.1.51“LHON” has the meaning ascribed to such term in Section 1.1.27.

1.1.52“Licensing Transaction” means: (a) a license or sublicense from Stealth to a Third Party under any of the Stealth Intellectual Property with respect to the Product for the Designated Indications in the United States; or (b) a sale or transfer to a Third Party of any of the Stealth Intellectual Property, in each case, other than in conjunction with a permitted assignment of this Agreement pursuant to Section 11.5 in connection with the sale or other transfer of all or substantially all of its business or assets to which this Agreement relates. For the avoidance of doubt, a royalty finance or similar agreement with respect to the Product for the Designated Indications in the United States that does not involve the license or transfer of the Stealth Intellectual Property is not a Licensing Transaction.

1.1.53“Licensing Transaction Notice” means written notice from Stealth to the Investors following receipt by Stealth of a non-binding term sheet or comparable document with respect to a proposed Licensing Transaction, which notice shall include (a) a summary of the material terms of the proposed Licensing Transaction and (b) updated financial projections reflecting the impact of the proposed Licensing Transaction.

1.1.54“Losses” means losses, damages, judgments, penalties, fines, costs, expenses (including reasonable attorneys’ or accountants’ fees, witness fees and expert fees and other expenses of litigation) and, subject to Section 8.2, amounts paid in settlement.

1.1.55“Majority Investors” means the Investors whose aggregate Investor Commitment Amounts represent a majority of all Investor Commitment Amounts, which majority must include Morningside.

1.1.56“Material Adverse Event” means an event occurring after the Agreement Effective Date that has a material adverse effect on (i) the business, operations, or financial condition of Stealth, or (ii) the development of the Product for the Designated Indications; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Event: (a) changes in laws or regulations or in the interpretations or methods of enforcement thereof; (b) changes in the pharmaceutical or biotechnology industries in general; (c) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemic or pandemic (including any government action with respect thereto), sabotage, terrorism, military action or war (whether or not declared) or other force majeure events in the US or any other country or region in the world; or (d) any changes with respect to any product or product candidate of any Third Party or with respect to any product candidate of Stealth for any indication other than the Product for the Designated Indications, which, in each case ((a) – (d)), does not have a materially disproportionate impact on Stealth compared to similarly situated competitors operating in the pharmaceutical or biotechnology industries. For the avoidance of doubt, issuance by FDA of a complete response, refusal to file or refusal to receive letter requiring additional Development with respect to the Product is necessary to support Regulatory Approval of the Product in a Designated Indication will not, in and of itself, be deemed to constitute a Material Adverse Effect.

1.1.57“Material Anti-Corruption Law Violation” means a violation by a Party or its Affiliate of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known, have a material adverse effect on any other Party or its Affiliate because of its relationship with such Party.

1.1.58“Material Impact” has the meaning ascribed to such term in Section 2.11.

1.1.59“Maximum Commitment Amount” means seventy million dollars ($70,000,000), plus any Additional Fundings.

1.1.60“Morningside” has the meaning ascribed to such term in the Preamble.

1.1.61“NDA” means a new drug application or similar application submitted to FDA for the purpose of obtaining Regulatory Approval to market and sell a pharmaceutical product in the US.

1.1.62“Objection Notice” has the meaning ascribed to such term in Section 2.11.

1.1.63“Ordinary Shares” means the ordinary shares of Stealth, each with a nominal or  par value of US $0.0003 per share.

1.1.64“Orphan Approval” means Regulatory Approval in BTHS, FRDA, DMDC, PMM or LHON.

1.1.65“Party” or “Parties” has the meaning ascribed to such term in the Preamble.

1.1.66“Patent” means patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.

1.1.67“Person” means any individual, corporation, exempted company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

1.1.68“PMM” has the meaning ascribed to such term in Section 1.1.27.

1.1.69 “Product” means Stealth’s lead investigational product candidate known as elamipretide.

1.1.70“Product Safety Concern” means (a) the independent data monitoring committee for a Trial recommends termination of such Trial for reasons pertaining to the health or safety of the clinical trial subjects or for futility, (b) the FDA and EMA (i) impose a clinical hold on further development of the Product in a Designated Indication or (ii) recommend termination of a Trial, in either case ((i) or (ii)) and such hold or recommendation is not lifted within ninety (90) days or (c) Stealth and the Major Investors (on behalf of all Investors) agree in writing that a material health or safety concern with respect to Trial subjects exists.

1.1.71“Protocol” has the meaning ascribed to such term in Section 2.5.

1.1.72“Receiving Party” has the meaning ascribed to such term in Section 6.1.

1.1.73“Regulatory Approval” means the approval (a) of an NDA by FDA in the US or (b) of a marketing approval application by EMA, in each case ((a) and (b)) for the Product for the treatment of a Designated Indication

1.1.74“Regulatory Authority” means, in a particular country or regulatory jurisdiction in the Territory, any applicable Governmental Authority involved in granting approval to initiate or conduct clinical testing in humans or involved in granting Regulatory Approval, including FDA and EMA.

1.1.75“Research Results” means all data, results, information, analyses, discoveries, inventions and know-how arising, or resulting from, a Trial.

1.1.76“Second Readjustment Date” has the meaning ascribed to such term in Section 4.2.3.

1.1.77“Senior Agent” has the meaning ascribed to such term in the definition of “Hercules Loan Agreement”.

1.1.78“Service Provider” means any Affiliate, CRO, clinical trial site, clinical investigator and/or Vendor to whom Stealth has delegated responsibility or engaged in connection with a Trial.  For clarity, Third Parties that have been delegated responsibility by or engaged by a Service Provider will be considered Service Providers.

1.1.79“Stealth” has the meaning ascribed to such term in the Preamble.

1.1.80“Stealth Confidential Information” means all Confidential Information provided and/or disclosed by or on behalf of Stealth or its Affiliates, agents or representatives to any Investor or its Affiliates, agents or representatives hereunder.

1.1.81“Stealth Development Costs” means all costs incurred by Stealth in connection with the Development Program.

1.1.82 “Stealth Intellectual Property” means all Intellectual Property owned or Controlled by Stealth and used by Stealth for the development, manufacture or Commercialization of the Product for the Designated Indications.

1.1.83 “Subordination Agreement” means a Subordination Agreement, dated as of the Agreement Effective Date, by and among Stealth, the Investors and the Senior Agent, on terms and conditions satisfactory to Stealth, the Investors and the Senior Agent, which shall subordinate the payment obligations of Stealth hereunder to all payment obligations of Stealth under the Hercules Loan Agreement.

1.1.84“Success Payment” and “Success Payments” has the meaning ascribed to such term in Section 4.1.

1.1.85“Success Payment Schedule” has the meaning ascribed to such term in Section 4.1.

1.1.86“Term” has the meaning ascribed to such term in Section 10.1.

1.1.87“Territory” means the United States and the European Union.

1.1.88“Third Party” means any Person other than Stealth, an Investor and each such Party’s Affiliates.

1.1.89“Third Party Infringement” means any actual or threatened infringement, misappropriation, or other violation by a Third Party of any Intellectual Property Controlled by Stealth that relates to this Agreement and/or the Product.

1.1.90“Tranche 2 Milestone Event” means the earlier of (a) completion of enrollment of Stealth’s RECLAIM-2 Phase 2 clinical trial in dAMD or (b) submission by or on behalf of Stealth of an NDA for the Product for the treatment of BTHS.

1.1.91“Tranche 3 Milestone Event” means the later of (a) completion of enrollment of Stealth’s RECLAIM-2 Phase 2 clinical trial in dAMD or (b) submission by or on behalf of Stealth of an NDA for the Product for the treatment of BTHS.

1.1.92“Trial” means any clinical trial of the Product conducted by or on behalf of Stealth using the Funding under this Agreement as part of the Development Program.

1.1.93“US” or “United States” means the United States of America, its territories and possessions, including Puerto Rico.

1.1.94“Vendor” has the meaning ascribed to such term in Section 2.3.2.

1.1.95“Warrant” has the meaning ascribed to such term in Section 5.1.

1.2Construction.  For purposes of this Agreement: (1) words in the singular will be held to include the plural and vice versa as the context requires; (2) the words “including” and “include” will mean “including, without limitation,” unless otherwise specified; (3) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (4) all references to “Section” and “Exhibit,” unless otherwise specified, are intended to refer to a Section or Exhibit of or to this Agreement.

1.3Conflicts.  In the event of any conflict between the terms of this Agreement and any Exhibit, the terms of this Agreement shall control.

Article 2

THE DEVELOPMENT PROGRAM

2.1Responsibilities.  As between the Parties, Stealth will be solely responsible for the conduct of the Development Program, all at Stealth’s sole expense (subject to any funding provided by the Investors pursuant to Article 3).

2.2Development Efforts Stealth will use Commercially Reasonable Efforts to (a) seek and maintain Regulatory Approval for the Product in BTHS in the US and (b) to initiate or conduct Trials in at least two (2) of the Designated Indication other than BTHS. Notwithstanding the foregoing, Stealth’s obligations under this Section 2.2 shall terminate in the event of a material breach of this Agreement by the Majority Investors (subject to the notice and cure provisions set forth in Section 10.2.1, mutatis mutandis).

2.3CROs and Vendors.

2.3.1Stealth may delegate any of its responsibilities for the Development Program to its Affiliates (subject to Section 11.1) and/or one (1) or more CROs.  As between the Parties, Stealth will enter into a written agreement with each such CRO on commercially reasonable and customary terms, consistent with industry standards for similar agreements and sufficient to enable Stealth to comply with its obligations hereunder with respect to the delegated responsibilities.

2.3.2Stealth may use any of its Affiliates, CMOs or other Third Party providers to provide the services, equipment, tools, materials and supplies required for the Trial or to obtain Regulatory Approval (each, a “Vendor”).  As between the Parties, Stealth will enter into a written agreement with each such Vendor on commercially reasonable and customary terms, consistent with industry standards for similar agreements and sufficient to enable Stealth to comply with its obligations hereunder with respect to the contracted activities.

2.3.3Stealth will conduct due diligence with respect to each Service Provider used by Stealth to ensure that such Service Provider can comply with all applicable terms and obligations of this Agreement and Applicable Laws.  For clarity, Stealth will remain fully responsible for all of its obligations under this Agreement, notwithstanding any delegation to an Affiliate or a CRO and/or contracting with a Vendor, as if Stealth had not so delegated and/or contracted with respect to such responsibilities.  Stealth will use Commercially Reasonable Efforts to oversee the services of its Affiliates and any CRO or Vendor utilized by Stealth or its Affiliates to provide services hereunder, consistent with Stealth’s internal oversight and auditing procedures.

2.4Compliance with Laws.  Stealth will comply, and Stealth will require that all Service Providers comply, with all Applicable Laws with respect to its or their activities under this Agreement.

2.5Protocols.  Stealth will be responsible for preparing the protocol for each Trial and any amendments thereto (each, a “Protocol”). As between the Parties, Stealth will be responsible for obtaining all necessary approvals for each Protocol prior to commencing the applicable Trial.

2.6Sites and Clinical Investigators. Stealth will be responsible for selecting the study sites to conduct the Trials.  As between the Parties, Stealth will enter into an agreement with each study site on commercially reasonable and customary terms, consistent with industry standards for similar agreements.

2.7CTAs and Manufacturing Dossiers. Stealth will be responsible for preparing and submitting any CTA and amendment thereto to Regulatory Authorities as required by Applicable Law. Stealth will prepare the chemistry, manufacturing and control information intended or required for the submission of each CTA, and any updates to such information, and submit it to the applicable Regulatory Authority as required by Applicable Laws.

2.8Communications with Regulatory Authorities.  Stealth will have sole responsibility for all communications with Regulatory Authorities with respect to the Product. The Investors will not communicate with Regulatory Authorities with respect to the Product, except as may be required by Applicable Law.

2.9Clinical Trial Registries.  Stealth will be responsible for registering, maintaining and updating any registries pertaining to the Trials to the extent required by any Applicable Laws.

2.10Development Reports.  During the Development Term, Stealth shall provide the Majority Investors at least twice per calendar year with summaries of Stealth’s Development activities with respect to the Product for the Designated Indications in the preceding two calendar quarters, including (a) summaries of all data generated by Stealth and material to obtaining Regulatory Approval in the Territory for the Designated Indications, (b) material Product safety data in all indications, including such material data relating to efficacy for the Designated Indications, clinical sites, patient enrollment and drop-out rates, and (c) material communications with Regulatory Authorities in the Territory with respect to Stealth’s Development of the

Product for the Designated Indications.  In addition, Stealth will, on or prior to the date that is fifteen (15) days before each installment of the Funding is payable as set forth in Article 3, certify to the Investors in writing that, except as may otherwise be set forth in such writing, a Material Adverse Event has not occurred since the immediately prior payment date, and Stealth has not generated any data or information that could reasonably be expected to cause a Material Adverse Event. In addition, following the Development Term, Stealth shall provide the Investors with written notice upon any Regulatory Approval of the Product in the Territory if such Regulatory Approval would trigger Success Payments.

2.11Licensing Transactions.  Stealth shall send a Licensing Transaction Notice the Investors in respect of each applicable transaction and will not, without the Majority Investors’ prior written consent, enter into a Licensing Transaction unless such Licensing Transaction is an Excluded Licensing Transaction (in which case such prohibition will not apply and no such consent of Investors will be required); provided that the Majority Investors will only be entitled to withhold such consent as to a Licensing Transaction other than an Excluded Licensing Transaction in the event the Majority Investors reasonably determine that Stealth entering into such Licensing Transaction would have a substantial likelihood of materially adversely impacting Stealth’s ability to pay any of the Success Payments (“Material Impact”).  If the Majority Investors so determine, the Majority Investors shall provide Stealth with written notice (an “Objection Notice”) of their determination within ten (10) Business Days of Stealth’s Licensing Transaction Notice.  If the Majority Investors do not provide an Objection Notice within such ten (10) Business Day period, then the Majority Investors shall be deemed to have consented to the applicable Licensing Transaction and all obligations of Stealth under this Section 2.11 shall terminate.  If Stealth disagrees with the Majority Investors’ determination that the proposed Licensing Transaction would have a Material Impact, then Stealth (a) shall have the right and option to make a Buyout Payment, which option shall be exercised by written notice delivered to the Investors setting forth the amount of the applicable Buyout Payment, the proposed date of closing (which shall occur prior to or concurrently with Stealth’s entering into such Licensing Transaction) and the calculation of the applicable Buyout Payment, which will be equal to ninety five percent (95%) of the applicable Buyout Amount, or (b) may submit the matter to binding arbitration for resolution.  Any such arbitration shall be before a single neutral arbitrator under the American Arbitration Association’s (“AAA”) expedited arbitration rules, which arbitrator will be mutually agreeable to both Parties and have significant expertise on the subject matter to be decided (provided that if the Parties have not mutually agreed on such arbitrator within fifteen (15) Business Days after the applicable demand for arbitration, the AAA will designate such arbitrator), such arbitration to be concluded and the arbitrator’s award to be rendered within sixty (60) days of the applicable demand for arbitration.  The sole issue to be decided in the arbitration will be whether the entry into such Licensing Transaction by Stealth would have a substantial likelihood of having a Material Impact.  In the event the arbitrator agrees with the Majority Investors, Stealth will not be entitled to enter into such Licensing Transaction unless Stealth makes the Buyout Payment referenced in clause (a) of this Section 2.11. In the event the arbitrator agrees with Stealth, Stealth will be entitled to enter into the Licensing Transaction and this Agreement shall continue in full force and effect.

Article 3

STEALTH DEVELOPMENT COSTS

3.1Development Costs.  Subject to the terms and conditions of this Agreement, each Investor shall pay such Investor’s Investor Commitment Amount to Stealth in accordance with Section 3.2 and Section 3.3. Any Stealth Development Costs in excess of the Maximum Commitment Amount (after taking into account any Additional Fundings) will be borne by Stealth.

3.2Funding Schedule.

3.2.1Initial Funding. Each Investor that is a party to this Agreement as of the Agreement Effective Date (each, an “Initial Investor”) shall pay to Stealth in cash an amount equal to such Initial Investor’s Investor Commitment Amount reflected under the heading “Tranche 1 Payment” on Schedule 1 within fifteen (15) days after the Agreement Effective Date (the payment made by Investors pursuant to this Section 3.2.1, and any payment made pursuant to Section 3.2.2, Section 3.2.3 or Section 3.3, shall each be referred to herein as a “Funding” and collectively, the “Fundings”).

3.2.2Additional Investors.  Following the Agreement Effective Date, Stealth may agree to add additional Investors (each, an “Additional Investor”) to this Agreement, subject to the prior written consent of Morningside (such consent not to be unreasonably withheld), provided that (a) no Additional Investor shall become a party to this Agreement after the occurrence of the Tranche 3 Milestone Event (other than in accordance with Section 11.5.2) and (b) the aggregate Investor Commitment Amounts from each such Additional Investor, together with the aggregate Investor Commitment Amounts from each Initial Investor shall not exceed the Maximum Commitment Amount without the prior written consent of Morningside.  Each Additional Investor shall execute a counterpart signature page to this Agreement and the Subordination Agreement, and thereafter each Additional Investor shall become a party to, and be bound by the terms and conditions of, the Subordination Agreement and this Agreement as an “Investor” for all purposes, and Schedule 1 to this Agreement shall be updated to reflect each Additional Investor and such Additional Investor’s Investor Commitment Amount, allocated among an initial payment and two subsequent milestone payments consistent with this Article 3. Each Additional Investor that becomes a party to this Agreement (x) prior to the occurrence of the Tranche 2 Milestone Event, shall make a Funding to Stealth in cash in an amount equal to such Additional Investor’s Investor Commitment Amount reflected under the heading “Tranche 1 Payment” on Schedule 1 within fifteen (15) days after such Additional Investor’s Investor Effective Date, or (y) after the occurrence of the Tranche 2 Milestone Event, shall make a Funding to Stealth in cash in an amount equal to such Additional Investor’s Investor Commitment Amount reflected under the heading “Tranche 1 Payment” and the heading “Tranche 2 Payment” within fifteen (15) days after such Additional Investor’s Investor Effective Date.

3.2.3Milestone Payments. Subject to Section 3.2.2 above, each Investor shall make a Funding to Stealth in cash according to such Investor’s Investor Commitment Amount reflected under the headings (i) “Tranche 2 Payment” on Schedule 1 following the occurrence of the Tranche 2 Milestone Event, within fifteen (15) days after written notice from Stealth of the occurrence of such Tranche 2 Milestone Event, and (ii) “Tranche 3 Payment” on Schedule 1 following the occurrence of the Tranche 3 Milestone Event, within fifteen (15) days after written notice from Stealth of the occurrence of such Tranche 3 Milestone Event; provided, in each case, that such Funding obligation shall not apply if, and for so long as, (a) a Material Adverse Event has occurred and is continuing or (b) Stealth is in material breach of this Agreement for any reason other than a breach of this Agreement by any Investor.

3.3Additional Funding.  Stealth may request, at any time after its receipt of positive Research Results from any Trial as determined in good faith by the board of directors of Stealth, that the Investors make additional Fundings (on a pro-rata basis based on each Investor’s Investor Commitment Amount as of the date of such request) up to an additional Thirty Five Million dollars ($35,000,000), in the aggregate, for Stealth Development Costs (the “Additional Fundings”), which each Investor may agree to fund or not in its sole discretion.  Schedule 1 shall be updated as of the date of any such Additional Funding to reflect each Investor’s Investor Commitment Amount after giving effect to such Additional Funding.

Article 4
PAYMENTS TO INVESTORS

4.1Payments.  Stealth shall not be obligated to make any payments hereunder other than Success Payments under this Section 4.1 (and any interest thereon under Section 4.5), any Buyout Payment elected by Stealth in lieu thereof, any termination payments under Article 10, or any indemnity payments under Article 8. Subject to the terms and conditions of this Agreement, Stealth shall make success payments (each a “Success Payment”, and collectively, the “Success Payments”) to the Investors set forth on Schedule 2 (as such schedule may be updated from time to time to account for adjustments for the timing of Success Payments as set forth in Section 4.2.1 and for the amount of Success Payments as set forth Section 4.2.2 and 4.2.3, the “Success Payment Schedule”) as follows:

4.1.1if the first Regulatory Approval is a Common Approval, Stealth shall only be required make Success Payments to the Investors equal to the amounts set forth under the heading “First Common Approval” on the Success Payment Schedule, and not Success Payments under any other heading;

4.1.2if the first Regulatory Approval is an Orphan Approval of the Product in the first Designated Indication, Stealth shall be required make Success Payments to the Investors equal to the amounts set forth under the heading “First Orphan Approval” on the Success Payment Schedule; provided that if no further Regulatory Approvals are achieved prior to termination of this Agreement pursuant to Section 10.2.3, Stealth will not be required to make Success Payments under any other heading; and

4.1.3if the first Regulatory Approval is an Orphan Approval of the Product in the first Designated Indication, upon a second Regulatory Approval (whether an Orphan Approval or a Common Approval), Stealth shall be required make Success Payments to the

Investors equal to the amounts set forth under the heading “Second Approval” on the Success Payment Schedule.

All Success Payments made prior to the Second Readjustment Date (as defined below) shall be made to each Investor ratably based on the amount of Funding provided by such Investor compared to the total amount of all Fundings made.  All Success Payments made after the Second Readjustment Date shall be made to each Investor based on the Investor-by-Investor adjustments made to the Success Payment Schedule pursuant to Section 4.2.3.

4.2Payment Adjustments.

4.2.1Scope of Regulatory Approval Adjustment.  If Stealth’s board of directors has determined it will seek Regulatory Approval by the FDA and EMA, then sixty six percent (66%) of each Success Payment in the Success Payment Schedule owing pursuant to Section 4.1 shall be due upon Regulatory Approval by the FDA and each anniversary thereof, and thirty four percent (34%) of each Success Payment in the Success Payment Schedule owing pursuant to Section 4.1 shall be due upon Regulatory Approval by the EMA and each anniversary thereof.  The Success Payment Schedule shall be revised in good faith by the Parties on or prior to the date that the first Success Payment is due and owing to reflect such adjustments and appended to this Agreement.

4.2.2First Readjustment Date Adjustment.  If the Common Approval has not occurred and the aggregate amount of Fundings made by the Investors is more or less than $70,000,000 at the time of achievement of the first Orphan Approval (the date of such achievement under such circumstances, the “First Readjustment Date”), the row entitled “First Orphan Approval” on the Success Payment Schedule shall be increased or reduced, as applicable, proportionally to reflect the actual amount of Fundings made by the Investors as of the First Readjustment Date.  By way of example, if $35,000,00 in aggregate Fundings are made as of the First Readjustment Date, which is 50% of $70,000,000, each Success Payment on the row entitled “First Orphan Approval” in the Success Payment Schedule shall be reduced by 50%. The Success Payment Schedule shall be revised in good faith by the Parties on the First Readjustment Date to reflect such adjustments and shall be appended to this Agreement.

4.2.3Second Readjustment Date Adjustment.  Upon achievement of the first to occur of (i) the second Orphan Approval or (ii) the Common Approval (such date, the “Second Readjustment Date”), the row entitled “Second Approval” (in the case of the Orphan Approval occurring first) or the row entitled “First Common Approval” (in the case of the Common Approval occurring first) on the Success Payment Schedule shall be adjusted so that as of the Second Readjustment Date, the total Success Payments made or scheduled to be made by Stealth hereunder (either by virtue of combined total Success Payments in the row entitled “First Orphan Approval” and “Second Approval”, or by virtue of combined total Success Payments in the row entitled “First Common Approval”) create an XIRR on the total Fundings of 27% for each Investor over the term of the Success Payment Schedule.  It is understood and agreed that such calculation may need to be made on an Investor-by-Investor basis to account for variations in the amount and timing of the Fundings received hereunder such that the Success Payments to each Investor may vary on the basis of both the amount and timing of such Investor’s Funding(s).  For purposes hereof, “XIRR” means an internal rate of return calculated using the

Microsoft Excel XIRR function (or if such program is no longer available, such other software program for calculating XIRR as determined in good faith by the Parties).  In any calculation of the XIRR:

(a) “values”, shall contain a range of cells with all Fundings and proposed Success Payments, where (x) all Fundings shall be positive numbers and (y) all Success Payments shall be negative numbers;

(b) “dates”, shall contain a range of cells representing a series of dates that correspond to the “values” referenced in clause (a) above, where (x) each Funding is shown as being made on the date the proceeds thereof are actually received by Stealth, (y) Success Payments will be made in annual installments over a period of eight years, with the first Success Payment owing on the date of the relevant approval, and each successive Success Payment owing on each annual anniversary of such approval, and (z) to the extent practicable, the Success Payments shall be weighted proportionately to the Success Payment Schedule in existence on the Agreement Effective Date; and

(c) “[guess]” will be left blank.

The Success Payment Schedule shall be revised in good faith by the Parties on the Second Readjustment Date to reflect the foregoing adjustments and appended to this Agreement.

4.2.4Breach by an Investor.  Notwithstanding anything in this Agreement to the contrary, if any Investor fails to timely make any Funding required under Article 3, and such failure continues for five (5) days following written notice to such Investor by Stealth, then in lieu of the amount otherwise due to such Investor pursuant to Section 4.1, the Success Payment with respect to such Investor shall be limited to an amount equal to (a) 100% of all Fundings actually made by such Investor to Stealth pursuant to this Agreement plus simple interest on such amount at a rate equal to the London Interbank Offer Rate (or its successor) plus five percent (5%), and the payments to other Investors shall not be increased or otherwise affected by such reduction, directly or by application of any formula herein.

4.3Subordination.  The Success Payments and any other amounts owing hereunder by Stealth shall, at all times prior to repayment in full in cash of all obligations under the Hercules Loan Agreement (other than contingent indemnification obligations for which no claim has been asserted), be subordinated to all obligations of Stealth under the Hercules Loan Agreement pursuant to the terms of the Subordination Agreement.

4.4Method and Timing of Payment.  The Success Payments to the Investors will be due and payable as of the applicable annual anniversary of the date of the applicable Regulatory Approval.  Such payments will be made by wire transfer to such Investor’s account that such Investor may reasonably designate by written notice to Stealth.  All amounts payable and calculations under this Agreement shall be in US dollars.

4.5Late Payments.  If any Party fails to pay any amount due under this Agreement on the due date therefore, then, without prejudice to any other remedies that other Party may have, that amount will bear interest from the due date until payment of such amount is made, both before and after any judgment, at a rate equal to the lesser of (a) the “prime rate” as reported by The Wall Street Journal, plus one percent (1%), or (b) the maximum rate permitted by applicable law.

4.6Taxes.  The Parties hereby acknowledge and agree that (a) no withholding or similar taxes will be imposed or levied on account of any payment made under this Agreement, unless such withholding or similar tax becomes payable due to the assignment of this Agreement or any payment obligation hereunder (to the extent permitted) by an Investor to an Affiliate or Third Party, the re-domiciling of an Investor outside the US or any other circumstance that results in such Investor no longer being a US Person for tax purposes and (b) to the extent that there is a change in Applicable Laws at any time during the Term such that withholding or other additional potential taxes may be imposed or levied on account of the payment of any amounts under this Agreement, then the Parties shall use reasonable and legal efforts to mitigate the amount of such taxes that would need to be withheld and/or paid.

4.7Tax Cooperation.  The Parties will cooperate and produce on a timely basis any tax forms or reports, including any IRS Forms W-8BEN or W-9, as applicable, reasonably requested by another Party in connection with any payment made under this Agreement.  Each Party will provide to the paying Party any tax forms that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party will provide to the paying Party any tax forms at least thirty (30) days prior to the due date for any such payments.  Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.  Each Party will provide reasonable cooperation to any other Party, at the other Party’s expense, in connection with any official or unofficial tax audit or contest relating to tax payments made with respect to amounts paid or payable to such other Party under this Agreement.

4.8Buyout Option.  At any time within sixty (60) days following the receipt of (a) if the first Regulatory Approval is a Common Approval, such first Regulatory Approval or (b) if the first Regulatory Approval is an Orphan Approval, the second Regulatory Approval, Stealth shall have the right to make a Buyout Payment by written notice delivered to the Investors, which written notice shall set forth the amount of the applicable Buyout Payment, the proposed date of closing and the calculation of the applicable Buyout Payment.  The Buyout Payment will be equal to ninety five percent (95%) of the applicable Buyout Amount.

Article 5

WARRANT ISSUANCE

5.1Warrant Issuance.  On the date of each Funding, Stealth shall issue to each Investor participating in such Funding a warrant (each, a “Warrant”) exercisable for Ordinary Shares at the Exercise Price applicable to such Investor in connection with such Funding.  The number of Ordinary Shares underlying each such Warrant shall equal the quotient of (a) thirty percent (30%) of the amount of such Investor’s Investor Commitment Amount applicable to such Funding divided by (b) the applicable Exercise Price.  Each Warrant shall have a term of three

(3) years and shall be subject to the vesting and other terms set forth in the form of Warrant attached hereto as Exhibit A.

Article 6

CONFIDENTIAL INFORMATION

6.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (each, a “Receiving Party”) agrees that, during the Term and for the five (5) year period following the expiration or termination of this Agreement (except that the obligations will survive thereafter with respect to any Confidential Information that constitutes a trade secret under Applicable Law), it will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by or on behalf of another Party (each, a “Disclosing Party”) or its Affiliates in connection with this Agreement.  The foregoing obligations will not apply to any portion of such information or materials that the Receiving Party can demonstrate:

6.1.1was publicly disclosed by the Disclosing Party before or after such Confidential Information becomes known to the Receiving Party;

6.1.2was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, prior to when it was received from the Disclosing Party;

6.1.3is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof without obligation to keep such Confidential Information confidential;

6.1.4has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party or any of its Affiliates in breach of this Agreement; or

6.1.5has been independently developed by the Receiving Party or any of its Affiliates, without the aid, application or use of any Confidential Information of the Disclosing Party.

6.2Authorized Disclosure.  Each Receiving Party may disclose Confidential Information belonging to a Disclosing Party to the extent such disclosure is reasonably necessary for complying with Applicable Laws, including regulations promulgated by securities exchanges, provided that the Party required to disclose such information promptly notifies the Disclosing Party prior to making any such disclosure and cooperates with the Disclosing Party’s efforts to seek confidential treatment or to otherwise limit disclosure.  Each Receiving Party may disclose a Disclosing Party’s Confidential Information to its Affiliates, employees, agents, advisors, and independent contractors (including Service Providers) engaged by such Receiving Party, in each case (a) only to the extent such Persons need to know the Confidential Information solely in connection with the performance of this Agreement and (b) provided that each Person receiving Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 6 prior to any such disclosure and the Party making such disclosure to such Person shall be liable to the Disclosing Party for any breach of such obligations by such disclosee.  Each Party may also disclose the material terms of this Agreement or provide a copy of this Agreement to any bona fide potential or actual investor, investment banker, acquirer, provider of debt or royalty financing, or other potential or actual financial partner, provided that in connection with such disclosure, each disclosee must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 6 prior to any such disclosure and the Party making such disclosure to such disclosee shall be liable to the Disclosing Party for any breach of such obligations by such disclosee.  In any event, each Receiving Party agrees to take all reasonable action to avoid unauthorized use or disclosure of Confidential Information of each Disclosing Party hereunder.

6.3Return of Confidential Information.  Except as otherwise provided herein, upon expiration or earlier termination of this Agreement, all Confidential Information (including any copies thereof) in written or other tangible form will, at the Disclosing Party’s direction, be returned to the Disclosing Party or destroyed by the Receiving Party, and any Person(s) to whom the Receiving Party disclosed (with such destruction being certified in writing by an authorized officer of the Receiving Party), except (i) to the extent such Confidential Information is necessary to exercise any rights hereunder that survive such expiration or earlier termination; and (ii) one (1) copy of each document may be retained by the Receiving Party solely to the extent necessary to permit it to comply with any ongoing rights and responsibilities with respect to such Confidential Information.

6.4Confidential Status of the Agreement.  Subject to Section 6.2 and Section 6.5, the terms of this Agreement are deemed to be Confidential Information and will be subject to the confidentiality requirements of this Article 6, with each Party being deemed a Receiving Party for such purposes.  Notwithstanding the forgoing, the Parties each acknowledge that it will be necessary for Stealth to file this Agreement with the US Securities and Exchange Commission and to make other required public disclosures regarding the terms of this Agreement, and accordingly Stealth shall prepare a confidential treatment request in connection with such filing and provide Morningside a reasonable opportunity to review and comment on such filing as well as on such other required public disclosures and thereafter use commercially reasonable efforts to obtain confidential treatment as to the terms of this Agreement.

6.5Publicity.  The Parties recognize that following the Agreement Effective Date the Parties (either individually or jointly) may issue mutually agreed press release(s) announcing the execution of this Agreement, and thereafter Stealth may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement. The Parties hereby agree that Stealth may make additional press releases, public statements and disclosures regarding the terms of this Agreement with Morningside’s written consent (which shall not be unreasonably withheld, conditioned or delayed).  Any publication, news release or other public announcement by Stealth relating to the terms of this Agreement will first be reviewed and approved in writing by Morningside; provided, however, that any disclosure of the minimum information which is required by Applicable Law (including the rules of a securities exchange), as reasonably advised by Stealth’s counsel, may be made without the prior consent of Morningside, although Stealth give

Morningside prompt notice of any such legally required disclosure and to the extent practicable will be provided an opportunity to comment on the proposed disclosure and the disclosing Party will consider in good faith any comments provided by Morningside on such proposed disclosure.  For avoidance of doubt, this Section 6.5 shall not restrict Stealth from releasing public statements or disclosures regarding Stealth’s development and Commercialization activities with respect to the Product.  Except as set forth in this Section 6.5, no Party shall make any press releases, public statements or disclosures regarding the terms of this Agreement.

Article 7

INTELLECTUAL PROPERTY

7.1Ownership and Rights.

7.1.1Ownership.

7.1.1.1Stealth will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by Stealth as of the Agreement Effective Date and no such right, title or interest therein, thereto or thereunder is granted to the Investors hereunder.

7.1.1.2Stealth will be the exclusive and sole owner of and retain all right, title and interest in, to and under (a) all Research Results; (b) the Product; (c) all discoveries and inventions discovered, developed or invented by, or on behalf of, Stealth its of Affiliates, and any Service Provider, in connection with the Development Program and/or this Agreement.

7.1.2No Other Rights.  The delivery of any information to any Investor hereunder will not be construed to grant such Investor any rights or license to use any Stealth Intellectual Property or any other Intellectual Property Controlled by Stealth.  No Investor may use, publish or otherwise disclose any Stealth Intellectual Property or any other Intellectual Property Controlled by Stealth without Stealth’s prior written consent.

7.2Patent Prosecution.  As between the Investors and Stealth, Stealth will have sole and exclusive right to prepare, file, prosecute and maintain all Patents Controlled by Stealth, at its own expense (including, for clarity, the sole and exclusive right to decide not to seek Patent protection or to abandon any such Patent).

7.3Intellectual Property Enforcement.

7.3.1Stealth Intellectual Property.  Stealth will have the sole and exclusive right, but not the obligation, to enforce Intellectual Property Controlled by Stealth against Third Party Infringements.

7.3.2Infringement of Third Party Rights.  Stealth will have sole control and responsibility of, and discretion with respect to, any allegation by a Third Party (and any related actions and/or litigation) alleging that Stealth, its Affiliates or Service Providers have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property of such Third Party in connection with the performance of Stealth’s obligations or duties hereunder.

Article 8

Indemnification; INSURANCE

8.1Indemnity.  Stealth will indemnify and hold the Investors, their Affiliates, their investors and their respective officers, directors, employees and agents (the “Investor Indemnified Parties”), harmless from any and all Losses arising or resulting from any claim, demand, suit and/or cause of action (each, a “Claim”) brought by a Third Party against any Investor Indemnified Parties to the extent arising from (a) a Product supplied by or on behalf of Stealth, its Affiliates or sublicensees; (b) a Trial, including a physical injury or death of a subject that is caused by a subject’s participation in a Trial, whether or not directly attributable to a Product; (c) the actions (or inactions) of a Service Provider, and (d) any breach of a Protocol by Stealth, or its Affiliate, or of its or their respective Service Providers, except to the extent that any of the foregoing (a) through (d) were caused by (i) the gross negligence or willful misconduct of any Investor Indemnified Party, or (ii) breach of this Agreement by an Investor Indemnified Party.

8.2Indemnification Procedure.

8.2.1Notice of Claim.  A Party believing that it is entitled to indemnification under Section 8.1 (an “Indemnified Party”) will give prompt written notice (each, an “Indemnification Claim Notice”) to Stealth of commencement of any Claim for which indemnification may be sought, or if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim of a Third Party as provided in this Section will not relieve Stealth of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).  Each Indemnification Claim Notice will contain a description of the Claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss are known at such time).  The Indemnified Party will furnish promptly to Stealth copies of all papers and official documents received in respect of any Losses.

8.2.2Control of Defense.  At its option, Stealth may assume the defense of any Claim by giving written notice to the Indemnified Party.  The assumption of the defense of a Claim by Stealth will not be construed as an acknowledgment that Stealth is liable to indemnify the Indemnified Party in respect of the Claim, nor will it constitute a waiver by Stealth of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Claim, Stealth may appoint as lead counsel in the defense of the Claim any legal counsel selected by Stealth.  In the event Stealth assumes the defense of a Claim, the Indemnified Party will promptly deliver to Stealth all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim.  Should Stealth assume the defense of a Claim, Stealth will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Claim.

8.2.3Right to Participate in Defense.  Without limiting Section 8.2.2, the Indemnified Party will be entitled to (a) participate in, but not control, the defense of such Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless the engagement thereof has been specifically authorized by Stealth in writing, and (b) control its defense of such Claim and to engage counsel of its choice for such purpose, at the expense of Stealth, if Stealth has failed to assume the defense and engage counsel in accordance with Section 8.2.2.

8.2.4Settlement.  With respect to any Losses related solely to payment of money damages in connection with a Claim and that will not result in the Indemnified Party admitting liability, becoming subject to injunctive or other equitable relief that will otherwise adversely affect the business of the Indemnified Party in any manner, and as to which Stealth will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, Stealth will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as Stealth, in its sole discretion, will deem appropriate.  With respect to all other Losses in connection with Claims, where Stealth has assumed the defense of the Claim in accordance with Section 8.2.2, Stealth will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed).  Stealth will not be liable for any settlement or other disposition of a Loss by the Indemnified Party that is reached without the written consent of Stealth.  Regardless of whether Stealth chooses to defend or prosecute any Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Claim without the prior written consent of Stealth, not to be unreasonably withheld or delayed.

8.2.5Cooperation.  Regardless of whether Stealth chooses to defend or prosecute any Claim, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation will include access during normal business hours afforded to Stealth to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and Stealth will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

8.2.6Maximum Liability. THE MAXIMUM AGGREGATE LIABILITY OF STEALTH, ITS AFFILIATES AND ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, SUBCONTRACTORS OR AGENTS UNDER SECTION 8.1 FOR ALL CAUSES OF ACTION WILL NOT EXCEED THE AMOUNT OF ALL FUNDINGS ACTUALLY MADE TO STEALTH BY INVESTORS UNDER THIS AGREEMENT. THIS PROVISION WILL APPLY EVEN IN THE EVENT OF THE FAILURE OF AN EXCLUSIVE REMEDY.

8.3Insurance. Commencing as of the Agreement Effective Date and thereafter during the Development Term, Stealth will carry and maintain, at its own expense, insurance coverage with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement, including product liability insurance and clinical trial liability insurance with limits of at least five million dollars ($5,000,000) per occurrence and in annual aggregate. Any deductibles for such insurance policies will be assumed by Stealth.  Stealth will ensure that no subcontractor, including any Service Provider, will perform work hereunder unless such subcontractor is insured as deemed appropriate by Stealth.

Article 9

REPRESENTATIONS AND WARRANTIES

9.1Stealth Representations and Warranties. Stealth hereby represents and warrants to the Investors, as of the Agreement Effective Date:

9.1.1Authorization.  Stealth has the requisite corporate power and authority to enter into this Agreement.  This Agreement constitutes a legal and valid obligation binding upon Stealth, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and to equitable principles.

9.1.2No Contravention. The execution, delivery and performance by Stealth of this Agreement and each of the other Transaction Agreements have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of Stealth’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any lien or encumbrance under, or require any payment to be made under (i) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries (including, without limitation, the Hercules Loan Agreement) or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law, except in the case of this Section 9.1.2, with respect to any conflict, breach, violation, or payment, to the extent that such conflict, breach, violation, or payment would not reasonably be expected to have a Material Adverse Effect on Stealth’s ability to satisfy its obligations under this Agreement.

9.1.3Licensure, Registration and Accreditation.  It is licensed, registered, or otherwise qualified under all Applicable Laws to do business in each jurisdiction where such licenses, registrations or other qualifications are required except where the lack of which or the failure to be in compliance thereunder would not reasonably be expected to have a Material Adverse Effect.

9.1.4Other Agreements. Stealth is not in material breach of any material agreements to which Stealth is a party that are related to, or pursuant to which Stealth has obtained or granted rights regarding, the Product for the Designated Indications.

9.1.5Debarment. Neither Stealth, nor its Affiliates, nor to its knowledge any Service Providers engaged by Stealth to perform activities in relation to the Product for the Designated Indications are debarred under subsections 306(a) or (b) of the FFDCA (US Generic

Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)).  Neither Stealth, nor any of its Affiliates are excluded from any federal health care program, including but not limited to Medicare and Medicaid.

9.1.6Authorizations. Stealth has not received any notice that the FDA, other Regulatory Authority, institutional review board or independent ethics committee, has initiated, or threatened to initiate, any action to suspend or terminate any IND or otherwise restrict the preclinical or clinical research of any Product for the Designated Indications.

9.1.7Compliance.  Stealth represents and warrants that, prior to the Agreement Effective Date, (a) it has conducted all preclinical and clinical activities related to the development of the Product for the Designated Indications in material compliance with Applicable Laws, including GLP and GCP, and (b) to Stealth’s knowledge, all Third Parties utilized by Stealth to perform any portion of such preclinical and clinical activities have conducted such portion of such preclinical activities in material compliance with Applicable Laws.

9.1.8Intellectual Property. (a) Stealth Controls all right, title and interest in and to the Stealth Intellectual Property and neither Stealth nor any of its Affiliates has granted any liens or security interests on the Stealth Intellectual Property and there are no outstanding options, licenses or agreements of any kind granted by Stealth relating to the development, manufacture or Commercialization of the Product, (b) there is no action, suit, inquiry, investigation or other proceeding pending or ongoing brought by or, to the knowledge of Stealth, threatened by, any Third Party that challenges or threatens the validity or enforceability of any of the patents included in the Stealth Intellectual Property or that alleges the use of the Stealth Intellectual Property or the development, manufacture, Commercialization, and use of the Product for the Designated Indications would infringe the Intellectual Property rights of any Third Party (and it has not received any notice alleging such an infringement) and (c) to the knowledge of Stealth, neither the Product nor the manufacture, development, or Commercialization thereof by Stealth as contemplated herein infringes or will infringe any issued Patent of any Third Party or will infringe the claims of any published Third Party Patent application when and if such claims issue or does or will misappropriate or otherwise violate any other Intellectual Property rights of any Third Party.

9.1.9Product Safety Concerns. Stealth hereby represents and warrants to the Investors that, as of the Agreement Effective Date, no Product Safety Concern has occurred with respect to the Product for the Designated Indications.

9.1.10Stealth Data Provided as of the Agreement Effective Date.  Stealth hereby represents and warrants to the Investors that, up to and as of the Agreement Effective Date, all descriptions of, Protocols for, and data and other results provided by Stealth to the Investors related to the clinical trials of the Product for the Designated Indications conducted by or on behalf of Stealth prior to the Agreement Effective Date are accurate and complete in all material respects and there are no material omissions from such documents, data and other results that render such documents, data or other results materially misleading.

9.2Stealth Covenants.

9.2.1Debarment.  Stealth will not knowingly use in any capacity the services of any Person or Service Provider debarred under subsections 306(a) or (b) of the FFDCA (US Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)) to conduct the Trials.

9.2.2Anti-Corruption.

9.2.2.1Stealth, its Affiliates and its and their respective agents and representatives will comply with the Anti-Corruption Laws with respect to the Product for the Designated Indications and will not take any action that would reasonably be expected to cause the Investors or their Affiliates to be in violation of any Anti-Corruption Laws with respect to the Product for the Designated Indications; and

9.2.2.2Stealth will promptly provide the Investors with written notice upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its agents or representatives connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law Violation.

9.3Investors Representations, Warranties and Covenants.

9.3.1Each Investor hereby represents and warrants to Stealth as of the Agreement Effective Date that it has the requisite power and authority to enter into this Agreement and that this Agreement constitutes a legal and valid obligation binding upon such Investor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and to equitable principles.

9.3.2Each Investor hereby represents and warrants to Stealth as of the Agreement Effective Date that it is not a party to any material agreement that would prevent it from fulfilling its obligations under this Agreement.

9.3.3Each Investor hereby represents, warrants and covenants to Stealth that it will have, as and when needed, sufficient funds to satisfy its obligations hereunder.

9.3.4Anti-Corruption. Each Investor hereby covenants to Stealth as follows:

9.3.4.1Such Investor, its Affiliates and its and their respective agents and representatives will comply with the Anti-Corruption Laws with respect to the Product for the Designated Indications and will not take any action that would reasonably be expected to cause Stealth or its Affiliates to be in violation of any Anti-Corruption Laws with respect to the Product for the Designated Indications; and

9.3.4.2Such Investor will promptly provide Stealth with written notice upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its agents or representatives connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law Violation.

9.4DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

9.4.1Each Investor hereby agrees and understands that because drug development and the Product are experimental in nature, the outcome is inherently uncertain and unpredictable.  Each Investor hereby agrees and understands that Stealth makes no representation, guarantee or warranty, express or implied, regarding the outcome of its Product development activities hereunder, any Research Results generated after the Agreement Effective Date, the ability to obtain Regulatory Approval for the Product or the patentability, legal protectability or usefulness of any Intellectual Property arising from its Product development activities.

9.4.2EXCEPT AS OTHERWISE SET FORTH IN THIS Article 9, NO PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY THAT THE USE OF THE PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY OR REGARDING THE USE, RESULTS OR EFFICACY OF THE PRODUCT.

Article 10

TERM AND TERMINATION

10.1Term.  The term of this Agreement (the “Term”) will commence on the Agreement Effective Date and will expire upon the earliest of (i) termination of this Agreement in accordance with Section 10.2, (ii) payment by Stealth of all Success Payments hereunder, and (iii) the date of payment of the final Buyout Payment.

10.2Termination.

10.2.1Termination for Fundamental Breach. The Majority Investors (on behalf of all Investors) may terminate this Agreement immediately in the event of a material breach by Stealth of (a) its obligations under Section 2.2 or (b) its payment obligations under Article 4; provided in either case ((a) or (b)) that the Stealth has received written notice from the Majority Investors of such breach, specifying in the reasonable detail the particulars of the alleged breach and such breach has not been cured within sixty (60) days after the date of the relevant notice.

10.2.2Termination for Breach of Representation, Warranty or Covenant.  The Majority Investors (on behalf of all Investors) may terminate this Agreement immediately in the event of a material breach by Stealth of any other any representation, warranty or covenant of Article 9; provided that (a) Stealth has received written notice from the Majority Investors of such breach, specifying in the reasonable detail the particulars of the alleged breach and such breach has not been cured within sixty (60) days after the date of the relevant notice, and (b) on or before the end of such sixty (60) days, no event or circumstance set forth in clause (a) or (b) of Section 10.2.4 shall have occurred.

10.2.3Termination for Convenience.  Stealth may terminate this agreement for any reason or no reason at any time prior to the receipt of the first Regulatory Approval of the Product in the Territory by providing written notice to the Investors.

10.2.4Termination for Failure to Receive Regulatory Approval.  This Agreement will, upon written notice from Stealth or the Majority Investors (on behalf of all Investors) to the other, terminate with no further action from any Party following either (a) the failure of the Product to receive Regulatory Approval in at least one of the Designated Indications within five (5) years after the occurrence of the Tranche 3 Milestone Event, despite exercise of Commercially Reasonable Efforts, or (b) the reasonable determination of the Major Investors that the Research Results do not support Regulatory Approval in the Territory due to the Trials’ failure to achieve the primary endpoints.  For avoidance of doubt, if an application for Regulatory Approval is submitted to one, but not both, of FDA or the EMA, then this Agreement shall not be terminated pursuant to this Section 10.2.4.

10.2.5Termination for Change of Control of Stealth.  Stealth will notify the Investors in writing promptly following the entering into of a definitive agreement with respect to a Change of Control of Stealth.  The Majority Investors (on behalf of all Investors) may, in their sole discretion, terminate this Agreement in its entirety at any time on or prior to the later of (i) the closing of any applicable Change of Control of Stealth (ii) thirty (30) days after receipt of such notice.  If the Majority Investors do not so elect, Stealth’s successor shall be bound by all of the terms and conditions of this Agreement.

10.2.6Termination for Product Safety Concerns.  Stealth will notify the Investors, and may thereafter terminate this Agreement, in the event of a Product Safety Concern.

10.2.7Termination Because of Third Party Patents.  The Majority Investors (on behalf of all Investors) may terminate this Agreement if the Majority Investors reasonably determine that Stealth will likely be prevented from further developing the Product for Designated Indications and the future value of the Product may be adversely affected in a material way (“Adverse Patent Impact”) due to Third Party Patents (other than any such Third Party Patents disclosed by Stealth to the Investors prior to the Agreement Effective Date) and if Stealth does not cure such Adverse Patent Impact within a period of twelve (12) months from the date of the Majority Investors’ notice to Stealth of an Adverse Patent Impact.

10.3Effects of Termination.

10.3.1Termination for Fundamental Breach.  If this Agreement terminates pursuant to Section 10.2.1, then (a) Stealth will pay the Investors an amount equal to three hundred percent (300%) of the Fundings actually made as of the date of termination (less any Success Payments made by Stealth as of such date) within ninety (90) days after the date of termination, and (b) if Stealth elects to continue development of the Product and obtains Regulatory Approval following such termination, Stealth will remain obligated to pay any

Success Payments that become due and payable pursuant to Article 4 at such time as such Success Payments become due and payable (if ever) pursuant to Article 4, (i) subject to the Subordination Agreement, (ii) adjusted as set forth in Section 4.2 and (iii) reduced by the amount previously paid by Stealth to the Investors hereunder, including any payments made by Stealth pursuant to Section 10.3.1(a).

10.3.2Termination for Breach of Representation, Warranty or Covenant.  If this Agreement terminates pursuant to Section 10.2.2, then subject to the Subordination Agreement, Stealth shall pay to the Investors, within one hundred eighty (180) days of the date of termination, an amount equal to all Fundings actually made as of the date of termination (less any amounts previously paid to the Investors hereunder) plus simple interest on such amount at a rate equal to the London Interbank Offer Rate (or its successor) plus five percent (5%), but shall not be obligated to pay any Success Payments or other amounts.

10.3.3Termination for Convenience.  In the event that this Agreement is terminated pursuant to Section 10.2.3, then, (a) Stealth will pay the Investors an amount equal to three hundred percent (300%) of the Fundings actually made as of the date of termination (less any Success Payments made by Stealth as of such date) within thirty (30) days after the date of termination, and (b) if Stealth elects to continue development of the Product and obtains Regulatory Approval following such termination, Stealth will remain obligated to pay any Success Payments that become due and payable pursuant to Article 4 at such time as such Success Payments become due and payable (if ever) pursuant to Article 4, (i) subject to the Subordination Agreement, (ii) adjusted as set forth in Section 4.2 and (iii) reduced by the amounts previously paid by Stealth to the Investors hereunder, including any payments made by Stealth pursuant to Section 10.3.3(a).

10.3.4Termination for Failure to Achieve Regulatory Approval.  If this Agreement terminates pursuant to Section 10.2.4 then Stealth will not be obligated to pay the Investors any amounts under this Agreement; provided, that if Stealth obtains Regulatory Approval following such termination, Stealth will remain obligated to pay any Success Payments that become due and payable pursuant to Article 4 at such time as such Success Payments become due and payable (if ever) pursuant to Article 4, (i) subject to the Subordination Agreement, (ii) adjusted as set forth in Section 4.2 and (iii) reduced by the amounts previously paid by Stealth to the Investors hereunder, if any.

10.3.5Termination for Change of Control of Stealth.  If this Agreement terminates pursuant to Section 10.2.5, then Stealth will pay to the Investors an amount equal to one hundred fifty percent (150%) of the Fundings actually made as of the consummation of the applicable Change of Control within sixty (60) days of the date of termination (less any amounts previously paid to the Investors hereunder), but shall not be obligated to pay any Success Payments or other amounts.

10.3.6Termination for Product Safety Concerns.

10.3.6.1If this Agreement terminates pursuant to Section 10.2.6 and such termination is due to a Product Safety Concern that (a) was previously known, demonstrated or identified by Stealth as being material as of the Agreement Effective Date and

(b) not known to Morningside or otherwise disclosed in writing to the Investors prior to the Agreement Effective Date, then (i) Stealth will pay the Investors an amount equal to three hundred percent (300%) of the Fundings actually made as of the date of termination (less any Success Payments made by Stealth as of such date) within ninety (90) days after the date of termination, and (ii) if Stealth elects to continue development of the Product and obtains Regulatory Approval following such termination, Stealth will remain obligated to pay any Success Payments that become due and payable pursuant to Article 4 at such time as such Success Payments become due and payable (if ever) pursuant to Article 4, (A) subject to the Subordination Agreement, (B) adjusted as set forth in Section 4.2 and (C) reduced by the amounts previously paid by Stealth to the Investors hereunder, including any payments made by Stealth pursuant to Section 10.3.6.1(i).

10.3.6.2If this Agreement terminates pursuant to Section 10.2.6 and Section 10.3.6.1 does not apply, then Stealth will not be obligated to pay the Investors any amounts under this Agreement, provided that if Stealth elects to continue development of the Product and obtains Regulatory Approval following such termination, Stealth will remain obligated to pay any Success Payments that become due and payable pursuant to Article 4 at such time as such Success Payments become due and payable (if ever) pursuant to Article 4, (A) subject to the Subordination Agreement, (B) adjusted as set forth in Section 4.2 and (C) reduced by the amounts previously paid by Stealth to the Investors hereunder, if any.

10.3.7Termination Because of Third Party Patents.  If this Agreement terminates pursuant to Section 10.2.7, then subject to the Subordination Agreement, Stealth shall pay to the Investors, within one hundred eighty (180) days of the date of termination, an amount equal to all Fundings actually made as of the date of termination (less any amounts previously paid to the Investors hereunder), but shall not be obligated to pay any Success Payments or other amounts.

10.3.8Exclusive Remedy.  Notwithstanding anything herein to the contrary, termination of this Agreement by a Party will be without prejudice to other remedies such Party may have at law or equity, provided that, the payment by Stealth to the Investors of the amounts specified as being payable upon a given termination in this Section 10.3 shall be in lieu of any claim for damages that the Investors may have arising from the circumstances that formed the basis for such termination.

10.3.9Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason will not release any Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to any other Party or which is attributable to a period prior to such expiration or termination.

10.3.10Surviving Obligations.  The following provisions of this Agreement, together with any other provisions that expressly specify that they survive, will survive expiration or earlier termination of this Agreement: Sections 8.1, 8.2 and 10.3 and Articles 1, 6, 7 and 11. Article 4 will also survive to the extent Stealth remains obligated to make Success Payments pursuant to Sections 10.3.1, 10.3.3, 10.3.4 or 10.3.6 after termination of the Agreement.

Article 11

MISCELLANEOUS

11.1Relationship with Affiliates.  Each Party will be responsible for any breach by its Affiliates of its obligations in connection with this Agreement, and each such Party will remain responsible for any responsibilities that it has delegated to an Affiliate as though such Party had performed (or failed to perform) such responsibilities itself.

11.2Notices.  Any notice and other communication required or permitted to be given by a Party under this Agreement will be in writing and will be deemed effectively given upon the earlier of actual receipt and (i) if to a recipient in the United States, (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt or (ii) if to a recipient outside of the United States, three Business Days after being sent via reputable international courier guaranteeing specified Business Day delivery. All communications shall be sent to the respective parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 11.2:

If to Stealth:

c/o Stealth BioTherapeutics Inc.

275 Grove Street

Ste. 3-107

Newton, MA 02466-2272

Attention: President

with a copy to:

WilmerHale LLP

60 State Street

Boston, MA 02109

Attention: Rosemary G. Reilly (rosemary.reilly@wilmerhale.com)

If to Morningside:

Morningside Venture (I) Investments Limited

Attn: Frances Richard

2nd Floor, Le Prince de Galles

3-5 Avenue des Citronniers

MC 98000, Monaco

T: 011-377-97-97-47-37

F: 011-377-97-97-47-30

admin@thc-mgt.mc

with copies to:

McCarthy Legal Services

Attn: Daniel P. White, Esq.

1188 Centre Street

Newton Centre, MA 02459

T: (617) 244-2800

F: (617) 244-2889

dwhite@morningsidenewton.com

Springfield Financial Advisory Limited

Attn: Alice Li/Makim Ma

22ⁿᵈ Floor Hang Lung Centre

2-20 Paterson Street

Causeway Bay, Hong Kong

T: 011-852-2576-6800

F: 011-852-2881-5741

alice.li@springfld.com

MakimMa@springfld.com

11.3Force Majeure.  No Party will be liable for any breach or delay in performance of any obligation under this Agreement to the extent caused by any of the following: war, terrorism, epidemic or pandemic (including any actions of Governmental Authorities in response thereto), riot, fire, explosion, accident, flood, sabotage, changes in Applicable Laws, actions of Governmental Authorities, or any other event beyond the reasonable control of such Party.  The Party invoking this Section must provide prompt written notice and full particulars of such event to the other Parties and will use diligent and commercially reasonable efforts to mitigate the effects of any such force majeure event on such Party’s compliance with and performance under this Agreement.

11.4Use of Names.  No Party will use any other Party’s nor any of its Affiliates’ names or trademarks in any promotional materials or advertising without the prior written consent of such Party except as otherwise expressly permitted in this Agreement.

11.5Assignment.

11.5.1Without the prior written consent of the Majority Investors, Stealth may not sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that Stealth may assign, sublicense or transfer this Agreement and all of its rights and obligations hereunder, in their entirety, to any of its Affiliates or to a successor in connection with the sale or other transfer of all or substantially all of its assets to which this Agreement relates or in the event of its merger, consolidation, Change of Control (other than as set forth in clause (b) of its definition) or other similar transaction.  Notwithstanding the foregoing, any assignment of the rights or obligations under this Agreement by Stealth (i) to an Affiliate shall require Stealth to guarantee the performance of such Affiliate’s financial and performance obligations hereunder (ii) or in connection with a sale of assets, merger, consolidation, or Change of Control (other than other than as set forth in clause (b) of its definition) of Stealth shall require the ultimate Affiliate controlling the other party in such transaction to guarantee Stealth’s financial and performance obligations hereunder and Stealth shall remain liable for such financial and performance obligations notwithstanding such sale of assets, merger, consolidation, or Change in Control.

11.5.2Any Investor may assign its rights to receive payment hereunder, in whole or in part, without restriction and without the consent of Stealth.  Other than as set forth in the immediately preceding sentence, without the prior written consent of Stealth, no Investor may sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, any Investor may assign or transfer this Agreement and all of its rights and obligations hereunder, in their entirety, to any of its Affiliates or to a successor in connection with the sale or other transfer of all or substantially all of its assets to which this Agreement relates or in the event of its merger, consolidation, change of control or other similar transaction. Any permitted assignee shall agree in writing to the representations and warranties included in Section 9.3 and certify that such assignee has sufficient funds to meet its funding obligations under Article 3.

11.6Further Assurances.  The Parties will execute such further reasonable documents and perform such further reasonable acts as may be necessary to comply with or more fully effectuate the terms of this Agreement.

11.7Fees and Expenses.  Each party to this Agreement will bear its own costs and expenses, including attorneys’ fees and expenses, in connection with the closing of the transactions contemplated hereby.  Following a breach or default hereunder by a Party, such Party shall reimburse the non-breaching Party for their costs and expenses (including legal fees) incurred in collecting any amounts or other payments owed to the non-breaching Party hereunder or in connection with any bankruptcy or insolvency proceeding commenced by or against the other Party.

11.8Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.  The state and federal courts located in the district of Delaware shall have exclusive jurisdiction over any case, controversy or disputes arising under or in respect of this Agreement.

11.9Limitation of Liability.  TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCTS LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF

WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.  THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, “CONSEQUENTIAL DAMAGES” WILL BE DEEMED TO INCLUDE, AND NO PARTY WILL BE LIABLE TO ANY OTHER PARTY OR ANY OF SUCH OTHER PARTY’S AFFILIATES, REPRESENTATIVES OR STOCKHOLDERS FOR ANY DAMAGES BASED ON OR MEASURED BY LOSS OF PROJECTED OR SPECULATIVE FUTURE SALES OF THE PRODUCT, ANY PAYMENT DUE UPON ANY UNACHIEVED EVENT UNDER Article 5, OR ANY OTHER UNEARNED, SPECULATIVE OR OTHERWISE CONTINGENT PAYMENTS PROVIDED FOR IN THIS AGREEMENT.  FOR THE AVOIDANCE OF DOUBT, THIS SECTION 11.9 IS NOT MEANT TO LIMIT STEALTH’S OBLIGATION TO PAY THE INVESTORS THE AMOUNTS SET FORTH IN Article 4 OR SECTION 10.3 or stealth’s indemnity obligations in Article 8.

11.10Cumulative Remedies.  Unless expressly set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, will be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.

11.11Relationship of the Parties.  Nothing contained herein will be deemed to create a partnership, joint venture, or similar relationship between the Parties.  No Party is the agent, employee, joint venturer, partner, franchisee, or representative of any other Party.  Each Party specifically acknowledges that it does not have the authority to, and will not, incur any obligations or responsibilities on behalf of any other Party.  Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) will not hold themselves out as employees, agents, representatives, or franchisees of any other Party or enter into any agreements on such Party’s behalf.

11.12No Third Party Beneficiaries.  This Agreement and the provisions herein are for the benefit of the Parties only, and are not intended to confer any rights or benefits to any Third Party.

11.13Rights Reserved.  No license or any other right is granted to any Party, by implication or otherwise, except as specifically set forth in this Agreement.  All rights not exclusively granted to the Investors are reserved to Stealth and its Affiliates.  Notwithstanding any other provision of this Agreement to the contrary, and for clarity, no Intellectual Property or other proprietary rights Controlled by Stealth or its Affiliates will be assigned or licensed to the Investors in connection with this Agreement.

11.14Amendments; No Waiver.  Unless otherwise specified herein, any term of this Agreement may be amended, terminated or waived only with the written consent of the Stealth and the Majority Investors. Any amendment or waiver effected in accordance with this Section 11.14 shall be binding on each Investor and its successors and assigns.  No delay or failure on the part of a Party in the exercise of any right under this Agreement or available at law or equity will be construed as a waiver of such right, nor will any single or partial exercise thereof preclude any other exercise thereof

11.15Severability.  If any provision (or portion thereof) of this Agreement is determined by a court or arbitration to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties’ intention that such provision (or portion thereof) will be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such Applicable Law.  The Parties will enter into whatever amendment to this Agreement as may be necessary to effectuate such purposes.

11.16Entire Agreement.  This Agreement, including all Exhibits hereto, contains the entire understanding of the Parties and supersedes, revokes, terminates, and cancels any and all other arrangements, understandings, agreements, term sheets, or representations and warranties, whether oral or written, between the Parties relating to the subject matter of this Agreement.

11.17Counterparts.  This Agreement will be executed in counterparts, which, taken together, will constitute one and the same agreement.

11.18Construction.  This Agreement has been negotiated by the Parties and their respective counsel.  This Agreement will not be construed in favor of or against any Party by reason of the authorship of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Agreement Effective Date.

STEALTH BIOTHERAPEUTICS CORP.

By:	/s/ Irene McCarthy
Name: Irene McCarthy
Title: CEO
Date:	October 30, 2020

Signature Page to the Development Funding Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Agreement Effective Date.

MORNINGSIDE VENTURE (I) INVESTMENTS LIMITED

By:	/s/ Jill Marie Franklin
Name: Jill Marie Franklin
Title: Authorized Signatures

By:	/s/ Anne Elizabeth Richard
Name: Anne Elizabeth Richard
Title: Authorized Signatures
Date:	October 30, 2020

Signature Page to the Development Funding Agreement

SCHEDULE 1

INVESTOR COMMITMENT AMOUNT AND CONTACT INFORMATION

Investor and Contact Information	Tranche 1 Payment	Tranche 2 Payment	Tranche 3 Payment	Additional Fundings	Total Committed Amount
Morningside Venture (I) Investments Limited Attn: Frances Richard 2nd Floor Le Prince de Galles 3-5 Avenue des Citronniers MC 98000, Monaco T: 011-377-97-97-47-37 F: 011-377-97-97-47-30 admin@thc-mgt.mc	$20,000,000	$10,000,000	$5,000,000	-	$35,000,000

Total	$20,000,000	$10,000,000	$5,000,000	-	$35,000,000

SCHEDULE 2

SUCCESS PAYMENT SCHEDULE

Success Payment Schedule	Upon Approval	1st Anniversay of Approval	2nd Anniversary of Approval	3rd Anniversary of Approval	4th Anniversary of Approval	5th Anniversary of Approval	6th Anniversary of Approval	7th Anniversary of Approval	Total Success Payments
First Orphan Approval	$2,000,000	$4,000,000	$8,000,000	$12,000,000	$18,000,000	$24,000,000	$32,000,000	$60,000,000	$160,000,000
Second Approval	$2,000,000	$6,000,000	$12,000,000	$15,000,000	$18,000,000	$25,000,000	$35,000,000	$60,000,000	$173,000,000
First Common Approval	$10,000,000	$15,000,000	$25,000,000	$40,000,000	$50,000,000	$65,000,000	$85,000,000	$100,000,000	$390,000,000

Exhibit A

FORM OF WARRANT